Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2012

January 24, 2013   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Ray Iardella	Macquarie Capital (USA), Inc.
Meyer Shields	Stifel, Nicolaus & Co., Inc.
Court Dignan	Fidelity Management & Research Co.
Mark Dwelle	RBC Capital Markets
Adam Klauber	William Blair & Company
Ron Bobman	Capital Returns Management
Vinay Misquith	Evercore Partners

RLI CORP.

Moderator: Aaron Jacoby

January 24, 2013

10:00 a.m.  CT

Operator:  Good morning and welcome ladies and gentlemen to the RLI Corp. Fourth Quarter Earnings Teleconference Call. At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings included in the Annual Form 10-K which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performances across the reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available on the company’s website at www.rlicorp.com.

At the request of the company, we will open the conference for questions and answers following the presentation. I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2012. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’m going to give some brief opening comments on the quarter, then turn the call over to Mike to talk about our operations and market conditions. And then, we’ll open the call to questions and Jon will finish up with some closing comments.

From our perspective, a good quarter to end a good year. The combined ratio in the fourth quarter was 94.3. This in spite of Hurricane Sandy losses, which so far have come in at the bottom end of our previously announced range or $13.2 million when considering the offsetting effect of bonus and profit sharing items. Also in the quarter, $7.5 million of favorable reserve developments.

From a premium perspective, we achieved growth of 11%, most of which came organically. Growth was achieved in each segment, but was particularly robust in casualty, which was up 19%. All of this drove operating income of $0.89 per share in the quarter. As this wraps up the year, this is also a good opportunity to point out some annual highlights. These included an 89 combined ratio, the 17th consecutive year of underwriting profits, and 12% growth in premium.

From an investment perspective, we achieved a full year total return of 7.5%, although investment income continues to trend down, mostly due to lower reinvestment yields. At year-end, our market yield stood at 2.1% and duration at 4.9 years. We finished off the year paying a $5.00 per share of special dividend, which returned $106 million to shareholders, in addition to the $26 million of ordinary dividends paid. Including these dividends, book value per share advanced 17%, a function of both strong underwriting and investment gains. All-in-all, another good year. And with that, I’ll turn the call over to Mike.

Mike Stone:  Thanks Aaron. Good morning everybody. I think a very good quarter under the circumstances and a good year in a difficult environment. Our underwriting results continue to outperform the industry. In this prolonged soft market and tepid economy, with a weak demand, a little or no exposure growth. But we continue to outperform, we continue to find new opportunities and continue our underwriting performance.

A combined ratio of 89 for the year and 94 for the quarter, even with Sandy, some $15 million of loss from Sandy, our second largest net Cat event in our history. We grew our premium, our gross written premium by 11% in the quarter and 12% for the year. We are seeing our rates move up and seeing some momentum develop. We are cautiously optimistic as we go forward on the rate/price front.

Our excess and surplus lines casualty business, primary liability in umbrella and our marine business are experiencing high single digit rate increases, and so, we see some momentum there.

Property rates are essentially flat, though we did get significant increases on the wind exposed business in 2011 and we’re retaining that as renewals come through. We’ve not seen much rate movement as a result of Sandy, except on the marine marketplace that experienced a very significant loss from Sandy.

Transportation rates are moving up, but more moderately, 5% or so, but there is some sign of optimism here. Our product head at a recent convention and the brokers actually bought. That’s probably a better telltale sign of market change, market firming than all the precise rate change numbers that you receive from others. But I think that bodes well for our casualty business going forward.

And our Casualty business continues to grow nicely, up 19% in the quarter, 20% for the year with excess and surplus lines casualty, Professional, Transportation, and CBIC, our relatively recent acquisition, leading the way. Good gross written premium growth and good momentum going into 2013.

Our Property business growth was more moderate at 4% for the year and 3% for the quarter. Our catastrophe business is basically flat as we continue to manage our exposures and as we saw in our experience with Sandy, demonstrates that we are very diligent at managing our Cat.

Surety business: premium up 2% for the quarter, 7% for the year. Combined ratio at 81 for the quarter and 75% for the year, excellent performance by any measure. Our diversification in this segment has worked well as our miscellaneous commercial and energy offset the more difficult Contract business.

Our new ventures, RV, recreational vehicles, security guards, Rockbridge, the medical malpractice business that we purchased late last year, are off to a good start. We wrote some business in the fourth quarter and we expect growth from these endeavors in 2013.

At 1/1 we renewed our major Property and Casualty treaties, reinsurance treaties. Property was basically flat, low price and terms. Casualty, we increased our retention by a little bit more than 5% and expect to retain an additional $25 million or so in premium in 2013.

We have excellent momentum as we move in 2013 and we are cautiously optimistic on pricing and expect nice gross written premium growth both organically and through our new initiatives. Overall, a good quarter, a good year. That’s all from me Aaron.

Aaron Jacoby:  Great. We can now open the call up for questions.

Operator:  Thank you. [Operator Instructions]. We’ll take our first question from Randy Binner with FBR.

Randy Binner:  Hey, thank you very much. So, I was just kind of looking for some more commentary on E&S. I think you mentioned kind of that as one of the bullet points in the broadly, more optimistic outlook on pricing. But if you wouldn’t mind kind of giving more color on what you are seeing out there. If you are seeing more kind of traditional admitted carriers migrating out of E&S? If small business creation is giving a tailwind there, kind of the better economy is giving a tailwind, just kind of more interested in your look on E&S?

Mike Stone:  Yeah Randy, it’s Mike Stone. Yeah I think standard lines companies aren’t leaving this space, but certainly some of them are pulling back a bit, which is beneficial to the traditional E&S players like us. So, we are seeing more opportunities. Our submission counts are up across those businesses and we’re seeing some rate improvement. The economy, it’s really kind of a mixed bag. Some places are doing better than others, as we said, the Northeast is a bit better, and will probably be a bit better given Sandy with the construction activity in 2013. But the Southeast is still moribund, the West Coast is a little bit better. So, all-in-all I’d say a mixed bag on the economy. Rates are moving up which helps us and I’d say the standard guys are very much occupied on the standard line business. So, they’re not as active in our space, but they’re still there. We’ve got plenty of competition, Randy.

Randy Binner:  Right, I appreciate that. And then, I guess just on Casualty, I mean a little bit to segue from the E&S pricing getting better, but in particular Casualty. I guess my basic question is like, why do you think pricing is better? I mean, is it discipline really around low interest rates that’s been a concept that I have kind of had a difficult time coming around to that, people would be that disciplined, or is it following higher loss trends? What do you think is driving the market to be a little bit more disciplined in Casualty pricing?

Mike Stone:  Well, it’s Mike Stone again. I think some of them — you have seen some pain in the marketplace, some companies have gotten in a bit of trouble. Certainly rates have gone down for a prolonged period of time, what five to six years, and people are starting to feel the effects of that. You’re starting to see reserve releases to be certainly less robust than they have been in the recent past. And if you take all that together and people are able to push some rates.

Randy Binner:  All right. Fair enough, thanks.

Operator:  Thank you. We’ll take our next question from Ray Iardella with Macquarie.

Ray Iardella:  Thanks and good morning everyone. So, just wanted to maybe touch on some of the surety business and maybe talk about the trends you’re seeing there just on the Contract side. I notice a little bit of unfavorable development in the quarter?

Mike Stone:  Yeah, Mike Stone again. Actually, we’ve been working hard on our Contract business over the last 18 months to two years. Obviously, in a difficult economy the surety business is tough, it is better this year than it was last. We think we’re making progress in that business getting rid of the bad performing business, bad performing agents and concentrating our capacity in the better performing areas. And we’ve got good diversification, contract makes up 25% or a little bit less than that of our overall Surety business. The other businesses are less cyclical from an economic perspective and tend to be lower loss ratio businesses, high expense ratio businesses, where our technology and our agency force and our time in the business give us a bit of competitive advantage. So — and we still like the contract business, it’s long-term, but it’s much more cyclical than the others.

Ray Iardella:  Okay. Now that’s certainly helpful. And anything you can quantify in terms of particular accident years. Is it the 2011 accident year that you saw a little bit of unfavorable on?

Tom Brown:  This is Tom Brown. Yeah, it’s the 2010-2011 accident years for contract surety that’s a little unfavorable. About $2 million and it’s offset approximately $1 million on miscellaneous and commercial.

Ray Iardella:  Okay. No, that’s helpful. And then maybe, Mike can you maybe touch on the ProAg, that treaty as I guess renewed in 1/1?

Mike Stone:  Yeah it’s renewed in 1/1. There’s a few bits and pieces that need to be finalized, but basically it’s done. Yeah we’re going to take a little bit of additional risks in 2013. We’d expect our premium to be up a bit. Certainly, our net premium needs to be up a bit in 2013 as we add additional risk there. So, we expect ProAg to grow a bit. So overall, we would think our premium would be up in 2013.

Ray Iardella:  Okay. That’s helpful. Thanks a lot.

Operator: Thank you. [Operator Instructions]. And we’ll go to Meyer Shields with Stifel, Nicolaus.

Meyer Shields:  Thanks. First, I need to clarify something; because I’m not sure I understood it. When you talk about retaining about $25 million more of net casualty premiums, is that solely the impact of the reinsurance adjustment or is some of that just the growth that you had on your basis on gross premiums?

Mike Stone:  Meyer, this is Mike Stone. That’s just the reinsurance. So, to the extent that we grow in addition to that, I’m just kind of looking at last year’s premium, 2012 and saying that came in the same, we’d keep $25 million more premiums. So, give or take depending on what the volume actually does, and what the mix actually is, it’s kind of hard to get a precise number, just trying to give you some flavor there, that’s about 5% more, if you will.

Meyer Shields:  Yeah, that’s perfectly helpful. Thank you very much. Should we expect — let me start again. In the first quarter of 2012, we saw much stronger property gross written premium growth than in the rest of the year, is that a function of the Fac business?

Mike Stone:  It’s Mike Stone again. Some of it’s probably Crop, because that’s where most of our Crop business comes in the first quarter. And also the rates were going up quite a bit last year, so we were still getting a feel for that.

Meyer Shields:  Okay. And last question, if I can. If we look at the annualized yield not on a year-over-year basis, but sequentially, it got a little bit better in the fourth quarter compared to the third. Is the shift to Munis and sort of that negative year-over-year impact, has that basically washed its way through?

Tom Brown:  It’s Tom Brown. Yeah, you’ve seen throughout the year a slight increase in the allocations to municipals, that will have an actual reduction on the yield, but on a pre-tax and on after-tax basis, it will actually improve that.

Meyer Shields:  Okay. Is there still likely to be a down draft in 2013, on a pre-tax basis I mean?

Tom Brown:  Yeah, I think you’ll see a little bit of that again and some of that will be offset in the effective tax rate. And then, the current market yield is about 2.1 and hard to say what rate — where the rates are going to go, but it can’t go too much lower in this environment. We do have around $150 million that will mature during the course of 2013.

Meyer Shields:  Okay, great. Thank you very much.

Operator:  Thank you. We’ll continue on to Court Dignan with Fidelity.

Court Dignan:  Hi, how are you guys doing?

Tom Brown:  Good.

Mike Stone:  Good.

Court Dignan:  I was wondering if you could tell me your approximate new money yield that you guys are getting in fixed income. And whether we should expect sort of ongoing 20% of the portfolio to be into equities?

Tom Brown:  The first — the first part, I think help me out, was your first name Court, I apologize, I didn’t catch your name?

Court Dignan:  Just wondering the new money yield for the fixed income portfolio?

Tom Brown:  Yeah, the fixed income in the new money is about 2.4%.

Court Dignan:  Okay, on a pre-tax basis, right?

Tom Brown:  Pre-tax right.

Court Dignan:  And then, should we expect incoming cash flow to be split roughly 80/20 with the 20 being equities?

Tom Brown:  Yeah, our long standing policy has been about a split of 80% fixed income, 20% equities and we do not anticipate that changing.

Court Dignan:  Okay, great. And then, I just noticed the — I was just looking at it briefly — the accident year loss ratio looked like it deteriorated a little bit year-over-year. Is that just explained by the disproportionate growth in the casualty segments versus property lines?

Tom Brown:  You might have to help us here, it improved slightly, are you looking at a specific segment?

Court Dignan:  I was looking at the overall accident year loss ratio in the quarter on a year-over-year basis, but I did it quickly, so there is potential for my math to be off?

Tom Brown:  It would be basically a mix.

Court Dignan:  Explanation is primarily mix.

Tom Brown:  Yeah, it’d be basically mix, yes but I suppose it’s not that big a movement.

Court Dignan:  I guess the question is, why wouldn’t it have improved? And I guess the answer is mix, is that reasonable?

Tom Brown:  Yeah, Court again, our view would be that it improved by about two percentage points overall from about 51 to 49.

Court Dignan:  Okay, I’ll take a closer look.

Tom Brown:  Okay, we can take that offline.

Court Dignan:  Okay. And then, on the ProAg Crop stuff, I was just wondering, I guess confirming that that’s 100% quota share, right? There is no XOL component?

Mike Stone:  No, it’s Mike Stone, that’s correct.

Court Dignan:  Okay. And then, going into this year, we obviously know that current conditions kind of continued to be challenging. I guess in contrast to this time last year or when the drought conditions were still developing. What can ProAg do to address that? My understanding of the crop business is the yield component is kind of computed using government tables which are on a lag basis. So, there is not so much you can do from a pricing standpoint, but is there a reinsurance component that you can do to address potentially increasing the profitability of that book year-over-year? And if drought conditions persist, is it kind of de facto that it would probably be another challenging year or are there things that you can do to mitigate it?

Mike Stone:  It’s Mike Stone. Yeah, there are some things that you can do to mitigate it, but there is not a whole lot of tools. You can adjust fund selection, you could put more of the business in the development fund, where the government takes more risk than you do. The problem is the historically profitable states are the ones that were unprofitable last year, and they’re the ones that you typically would not want to leave more to the government.

So, I think there is a mix, I mean last year Texas was better than Indiana and typically that’s not the case. So, those kind of bets you can make on the edges, but I think most experienced crop people are going to say that it’s not likely that you are going to have that kind of experience again in 2013, but nobody knows, right? So, on the edges you can manage some of that by seeding more and you can adjust your mix by writing more business in other states that are less likely to be effective.

Court Dignan:  Do you or ProAg buy XOL cover on top in that book?

Mike Stone:  No, we do not.

Court Dignan:  Do you know if ProAg does?

Jon Michael:  The government provides that.

Court Dignan:  Right, on top of the government?

Jon Michael:  No.

Court Dignan:  No, okay. And then, I was just lastly wondering if I can get some additional detail on the Casualty growth in the quarter. Was it disproportionate in one area or like newer contractors or something along those lines?

Mike Stone:  It’s Mike Stone. We grew most of our products within our Casualty business. Certainly, we’ve written quite a bit of a commercial umbrella over the past few quarters in the Northeast. But we grew our Transportation, we grew our Professional, our Architects and Engineers, we grew GL, we grew our CBIC, and we grew our D&O. So, we have a pretty widespread growth across our Casualty book.

Court Dignan:  Okay, great. Thank you very much.

Operator:  Thank you. And we’ll take our next question from Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  Yeah, good morning. I think between Court and Meyer, they covered most of mine. But I have one other I just wanted to hit on. You mentioned — the press release noted the $6.6 million dividend from Maui Jim. That all runs just through the balance sheet, right? That does not run through the P&L?

Tom Brown:  Yeah, Mark this is Tom Brown. That’s correct. You’ll see in the income statement we picked up our 40% share there, income for the year, but the dividend is all balance sheet. It just reduces the carrying value of the assets offset by the cash we received.

Mark Dwelle:  So, the only income tax effect is just the tax benefit that you note there?

Tom Brown:  Yes.

Mark Dwelle:  Apart from the quarterly earning, whatever your quarterly pickup would be?

Tom Brown:  That’s correct.

Mark Dwelle:  Okay. I just wanted to clarify that. Thanks.

Tom Brown:  Thank you.

Operator:  Thank you. [Operator Instructions]. We’ll go to Adam Klauber with William Blair.

Adam Klauber:  Thanks, good morning.

Mike Stone:  Good morning Adam.

Adam Klauber:  Could you give us, I guess an idea on how exposure growth is fairing, in particular did it pickup in the last quarter or two compared to the first half? And in particular how is it doing in transportation and construction?

Mike Stone:  Adam it’s Mike Stone; I think the exposure goes up marginally in the second half of the year, less than 5%.

Adam Klauber:  And how about in construction, transportation, is that around the same?

Mike Stone:  That would be about the same yeah, I mean I don’t have that precise figure in front of me, I’ll get it for you, but yeah about the same. There has not been a lot of exposure growth other than as I indicated before in certain pockets of the country that experienced more than others and some places it’s still not growing at all.

Adam Klauber:  Okay. As far as favorable development, you had roughly 10% this year, 17% last year, 13% the year before. If I remember, you had some — last year you had some, there was some big programs you had development in, roughly how many points were those couple big programs account for?

Mike Stone:  It’s Mike Stone; I’m not sure what programs you’re talking about.

Adam Klauber:  I think maybe they’re habitational, I can’t remember the exact ones.

Mike Stone:  We’ve had some development on our habitational book both on the Property side and the Casualty side over the years. Exactly how much it was last year, I don’t recall. We could certainly get that for you.

Adam Klauber:  Okay. And then, when we’re looking at development this year, the 10%, just on a ballpark basis, is that more towards the old years 2007 and past, or would you say it’s more evenly spread throughout the last seven, eight years?

Tom Brown:  Adam, it’s Tom Brown. It’s actually going to differ by line, in total it’s about half property and half casualty. And in the more recent years, marine for example is in the 2009 to 2011 accident years. Some of the casualty do dip back as far as 2005 and 2007, but predominantly I would say that 2009 to 2011 accident years.

Adam Klauber: Okay. And then finally just...

Tom Brown:  Just to clarify, that’s for the quarter.

Adam Klauber:  Oh, for the quarter, okay.

Adam Klauber:  Okay. And then, just finally following up on the accident year, when you looked at the accident year loss ratio ex-Cat for the fourth quarter, it was down compared to the rest of the year. And clearly that number is going to bounce around quarter-to-quarter, but would you expect that to continue to come down as we look into 2013?

Mike Stone:  It’s Mike Stone. Adam, certainly we hope so, but I would suspect not. We think it would probably be relatively flat the given trend, what we see. So, I wouldn’t expect, it will trend downward too quickly.

Adam Klauber:  Okay, so it sounds like you think the rate increases are just keeping up with loss trend roughly. Is that correct?

Mike Stone:  Yeah it’s about — yeah that’s about correct. Hopefully it will accelerate.

Adam Klauber:  Okay. Thank you very much.

Operator:  Thank you. Ron Bobman with Capital Returns has our next question.

Ron Bobman:  Hi, good morning everybody. I have a question about new business and the challenges across your different lines. You’ve mentioned the various growth in different Casualty sub-segments, but if you could discuss that and your Property book the challenges in getting new business, is there anything different about this sort of upswing in rate and the challenges or ease at winning new business? Thanks.

Mike Stone:  It’s Mike Stone, it’s a good question. I don’t — we would never get too many underwriters sitting around me that if I said it was easy, they would probably throw something at me. So, I think we’re seeing more opportunities and more opportunities that are — of business that we would be interested in writing. So, we’re quoting more business and we’re able to bind a bit more business. I don’t know if that’s particularly responsive. We have a broader product mix today than we did a couple of years ago, so we’re seeing more diverse opportunities, but I don’t know that I’d say it’s any easier. There is still — we’ve talked about the standard lines companies pulling back. There seems like there are more competitors everyday from various places in most of our businesses.

Ron Bobman:  Thank you.

Operator:  Thank you. We’ll go on to Vinay Misquith with Evercore Partners.

Vinay Misquith:  Hi good morning. The first question is on the top line growth in the casualty business that was up 19% on a gross basis this quarter versus 14% last quarter. Just curious how much of that came from pricing versus new opportunities that you’re seeing in the market?

Mike Stone:  It’s Mike Stone. About probably 35% of it came from pricing, the rest of it is new business.

Vinay Misquith:  Okay, that’s interesting. The second question is on pricing; historically we see the fourth quarter as typically the worst quarter in terms of pricing, because people want to meet their targets. Yet this time around, we’ve seen maybe a modest acceleration in pricing. Why do you think that happens? And where do you think we’d go from here in terms of pricing?

Mike Stone:  This is Mike Stone again. That’s a good question. I mean, I think you are leading me to say it’s going to get better, because of the fourth quarter — and I’m not sure that’s correct. I’m not going to go there. I do think that there is some momentum, no question about it. We’ve seen a couple three quarters of upward rate movement and coming off a fairly prolonged soft cycle. The economy is starting to pick up a bit. I think all those things bode well for price to continue to move in a positive direction. I would also say, as I’ve said in previous quarters, that the market feels a bit fragile. There’s not as much fear out there as you would usually need and there is a considerable amount of capital chasing business. So, like I said, I think I’m pretty cautiously optimistic as we move forward; and yeah, I think that the fourth quarter usually is the most difficult quarter.

Vinay Misquith:  Okay, that’s helpful. Thank you.

Operator:  Thank you. [Operator Instructions]. We’ll go to Ray Iardella with Macquarie.

Ray Iardella:  Thanks for taking the follow-up questions. Just one, maybe to touch on Sandy, I know it came in kind of below your initial expectations. Anything sort of surprising to you guys in terms of the claims that have come in?

Mike Stone:  Well, it’s Mike Stone. Ray they came in at the low end of our expectations, not below. I don’t think so, I mean we probably had more Marine losses than we would have kind of anticipated, but we haven’t been in the Marine business, haven’t gone through a hurricane of any consequences. We’ve really been in that business to speak of, so I think that’s maybe something peculiar to us. And — but no, we haven’t had the struggles with wind versus water that you hear about. We haven’t had business interruption or contingency business interruption issues that you hear about. So, all-in-all we’ve got a bunch of Marine losses and some other Property losses, but nothing that I think that we would think would be unusual given the size and nature of the storm.

Ray Iardella:  Okay. And then maybe touch on the M&A environment, kind of what you guys are seeing, any opportunities out there? I know you guys are always looking, but any update would be helpful? And thanks again for taking the follow-up.

Jon Michael:  Yeah, Ray we continually look for potential opportunities both in acquiring teams of people and companies. As you know, we acquired Rockbridge Underwriting this past quarter and we’ll continue to look for those. I wouldn’t say there is any unusual uptick in the activity there, or downturn in the activity.

Operator:  Thank you. And we have no additional questions in the queue. I will turn things over to Jonathan Michael for any additional or closing remarks.

Jon Michael:  Thank you all for your questions and comments, we appreciate it. It was a good quarter in spite of Sandy and a good year for RLI. I think this is our 17th year consecutive year of an underwriting profit and I think we’ve even done eight years or so below 90 combined. So, all-in-all it’s been a good run and we look forward to that continuing. Our premiums were up 12% for the year and book value is up 17% including the dividend that we paid. So, once again thank you and thanks to our underwriters and claims people that worked really hard to make these things happen. Thank you.

Operator:  Thank you. And ladies and gentlemen, that does conclude today’s conference call. Thank you all for your participation and have a good rest of your day.

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